Exhibit B

NMF SLF Investments I, L.L.C.
787 Seventh Avenue, 48th Floor
New York, New York 10019

January 31, 2020

NMF Senior Loan Fund I, Inc.
787 Seventh Avenue, 48th Floor
New York, New York 10019

To Whom It May Concern:

Reference is made to the Amended and Restated Charter of NMF Senior Loan Fund I, Inc. (the "Fund"), dated as of January 14, 2020 (the “Charter")and the Fund's form of subscription agreement as filed with the Securities and Exchange Commission (the "Subscription Agreement"). Capitalized terms used herein without definition have the same meanings as in the Charter.

1.            Sponsor Commitment. NMF SLF Investments I, L.L.C. (the "Sponsor") hereby makes a Capital Commitment to the Fund in an amount equal to $24,999,000 (the "Sponsor Commitment"). The terms and conditions of the Sponsor Commitment will be as set forth in the Charter, in the Company's Bylaws, dated as of January 14, 2020 (the "Bylaws"), and Articles I, II, III and V of the Subscription Agreement (together with the Charter and the Bylaws, the "Operative Documents"). The Sponsor agrees to be bound by the terms and provisions of the Operative Documents. The Fund hereby accepts the Sponsor Commitment.

2.            Headings. The headings contained in this letter agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this letter agreement.

3.            Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.            Counterparts. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

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NMF SLF INVESTMENTS I, L.L.C.

BY: NM HOLDINGS GP, L.L.C., Managing Member

By:	/s/ Steven B. Klinsky
Steven B. Klinsky

Agreed and accepted as of the date first set forth above:
NMF SLF I, INC.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Authorized Person